NUMBER 00	SHARES

YELLOW7 INC.
INCORPORATED UNDER THE LAWS OF THE STATE OF TEXAS
This Certifies That ____________________________________ is the register owner of __________________________________________ Shares of fully paid and non-assessable shares of the capital stock of said Corporation transferable only on the books of the Corporation by the holder hereof in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed.

In Witness Whereof, the said Corporation has caused this Certificate to be signed by its duly authorized officer and its Corporate Seal to be hereunder affixed this ______ day of _________A.D._______.

_________________________ Secretary	_________________________ President